Exhibit 10.60(d)
EXECUTION VERSION

AMENDMENT LETTER

To:	Danske Bank A/S as the Agent

Address:	Holmens Kanal 2-12

DK-1092 Copenhagen K.

Denmark

Attention:	Loan Agency
14 November 2016
Dear Sirs
Meda AB (publ) — SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 17 December 2014, as amended by way of an amendment letter dated 29 October 2015 and an amendment and waiver letter dated 30 August 2016 (the “Agreement”)

1.	Introduction

(A)
Reference is made to the Agreement. This letter sets forth the Company’s request for amendments to the Agreement, and the Company hereby seeks the support of the Agent and the Lenders for the amendments to the Agreement as set out in paragraph 3 (Amendments) below.

(B)	This letter is supplemental to and amends certain provisions of the Agreement in accordance with paragraph 3 (Amendments) below.

(C)	Pursuant to clause 34 (Amendments and Waivers) of the Agreement, the Company seeks the consent of the Majority Lenders to the amendments to the Agreement contemplated by this letter.

2.	Interpretation

(A)	Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

(B)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter with all necessary changes.

(C)
“Effective Date” means the date on which the Agent confirms that it has received all of the documents and other evidence set out in paragraph 3(B) below in form and substance satisfactory to the Agent.

3.	Amendments

(A)	Subject to paragraph (B) below, we request that the terms of the Agreement will be amended in accordance with paragraphs (C) and (D) below as of the Effective Date.

(B)
The amendments to the terms of the Agreement set forth in this letter will not become effective unless the Agent notifies the Company and the Lenders that it has received a copy of this letter, dated and countersigned by the Company and the Agent, acting on the instructions of the Majority Lenders.

(C)	On and from the Effective Date, the Agreement will be amended as follows:

(1)	the definition of “Total Assets” in clause 1.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Total Assets” means the value of the Group’s gross assets, on a consolidated basis, as shown in the most recent accounts of the Group.”

(2)	the definition of “Total EBITDA” in clause 1.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Total EBITDA” means the EBITDA of the Group on a consolidated basis, as determined in accordance with the most recent accounts of the Group.”

(3)	paragraph (E) of clause 9.3 (Applicable Margin) of the Agreement shall be amended and restated in its entirety to read as follows:
If the accounts of the Group for the fiscal year end and the related Compliance Certificate show that a higher Applicable Margin should have applied during a certain period, then the Company shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Applicable Margin applied during such period.

(4)	clause 19.1 (Financial statements) of the Agreement shall be amended and restated in its entirety to read as follows:
“19.1    [Reserved]”

(5)	clause 19.2 (Compliance Certificate) of the Agreement shall be amended and restated in its entirety to read as follows:

“19.2	Compliance Certificate and Management Report

(A)
The Company shall supply to the Agent (i) within 120 days after the end of each of its financial years and (ii) within 60 days after the end of each consecutive three month period of its financial years, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial Covenants), including, where appropriate, details of any disposals made by the Group and any Approved Acquisitions made during the relevant Test Period.

(B)	Each Compliance Certificate shall be signed by either the Chief Executive Officer or the Chief Financial Officer of the Company.

(C)
The Company does not need to supply a Compliance Certificate in accordance with clause 19.2(A)(i) if that Compliance Certificate would be the same as the Compliance Certificate already supplied for that same period in accordance with clause 19.2(A)(ii). The Company must notify the Agent if it will not be necessary to deliver a Compliance Certificate in such circumstances on the basis of the terms of this paragraph.

(D)
Concurrently with any delivery of a Compliance Certificate pursuant to this clause 19.2, the Company shall supply to the Agent a report signed by the Chief Executive Officer, Chief Financial Officer, treasurer or other similar officer of the Company setting forth (in reasonable detail) information forming the basis of the computations set forth in the applicable Compliance Certificate.”

(6)	clause 19.3 (Requirements as to financial statements) of the Agreement shall be amended and restated in its entirety to read as follows:
“19.3    [Reserved]”

(7)	the definitions of “Balance Sheet” and “Income Statement” in clause 20.1 (Definitions) of the Agreement shall be deleted in their entirety.

(8)	the definition of “Cash and Cash Equivalents” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Cash and Cash Equivalents” means cash and cash equivalents as would be reflected on a balance sheet of the Group.”

(9)
the words “as shown in the Income Statement” in the definition of “EBITDA” in clause 20.1 (Definitions) of the Agreement shall be deleted in their entirety and replaced with the words “as would be reflected on an income statement of the Group”.

(10)	the definition of “Equity” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Equity” means the sum of total equity and Minority Interests as would be reflected on a balance sheet of the Group.”

(11)	the definition of “Minority Interests” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Minority Interests” mean the minority interests as would be reflected on a balance sheet of the Group.”

(12)	the definition of “Senior Net Debt” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:

““Senior Net Debt” means Total Interest Bearing Debt as would be reflected on a balance sheet of the Group less Cash and Cash Equivalents and Subordinated Debt.”

(13)	the definition of “Total Interest Bearing Debt” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Total Interest Bearing Debt” means at any time the consolidated amount of the interest bearing liabilities, including financial leases and Pension Liabilities (net of any assets allocated in respect of such Pension Liabilities), as would be reflected on a balance sheet of the Group, but, for the avoidance of doubt, shall exclude any such liabilities arising in respect of the Deferred Price incurred by a member of the Group under the Acquisition Agreement.”

(14)	the definition of “Total Interest Expense” in clause 20.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Total Interest Expenses” means all interest expenses incurred by the Group including interest expenses, commitment fees, agency fees, repayment and prepayment premiums incurred in repaying or prepaying Financial Indebtedness and interest elements of financial leases, as would be reflected under the heading Interest Expenses on an income statement of the Group in accordance with GAAP, but, for the avoidance of doubt, shall exclude any interest expenses arising in respect of the Deferred Price incurred by a member of the Group under the Acquisition Agreement.”

(15)	paragraph (B) of clause 21.8 (Taxation) of the Agreement shall be amended and restated in its entirety to read as follows:
“(B)    adequate reserves are being maintained for those Taxes and the costs required to contest them; and”

(D)
If the Effective Date has not occurred by close of business on or before 14 November 2016 (or such later date agreed by the Company and the Agent (acting on the instructions of the Majority Lenders)), the terms of this letter, other than paragraph 6 (Costs), shall cease to have effect.

4.	Representations
By countersigning this letter, the Company confirms to each Finance Party that on the date of its countersignature of this letter:

(A)	the Repeating Representations (1) are true and (2) would also be true if references to the Agreement are construed as references to the Agreement as amended by this letter; and

(B)
the Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this letter and the transactions contemplated hereby.

Each Repeating Representation is applied to the circumstances existing at the time the Repeating Representation is made and are deemed to also be made by the Company on and immediately prior to the Effective Date by reference to the facts and circumstances then existing.

5.	Continuing obligations

(A)	The Company:

(1)	agrees to the amendments of the terms of the Agreement set forth in this letter; and

(2)
with effect from the Effective Date, confirms that its obligations under or in connection with the Finance Documents will continue in full force and effect and extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents, except to the extent such obligations are amended in accordance with the terms of this letter.

(B)
Other than with respect to terms amended in accordance with the terms of this letter, the Agreement and all other Finance Documents shall continue in full force and effect and, from the Effective Date, the Agreement and this letter will be read and construed as one document.

6.	Costs
The Company shall reimburse the Agent for the amount of all costs and expenses (including external and, to the extent work is carried out in lieu of external parties, internal legal fees) reasonably incurred by the Agent in connection with this letter to the extent required under the Agreement.

7.	Finance Document
This letter is a Finance Document.

8.	Counterparts
This letter may be signed in any number of counterparts and this has the same effect as if the signatories on the counterparts were on a single copy of this letter.

9.	Governing law and jurisdiction

(A)	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(B)	Clause 38.1 (Jurisdiction) of the Agreement shall apply to this letter as if set out in full in this letter, except that references therein to “this Agreement” shall be deemed to be to “this letter”.

Please circulate this letter to the Lenders and ask each Lender to provide its response to the requested amendments contained herein.
If you agree to the above, please sign where indicated below.
Yours faithfully

/s/ Colleen Ostrowski
For Colleen Ostrowski
Meda AB (publ)
as the Company

[Signature Page to Amendment Letter]

Form of acknowledgement
We hereby confirm that the Majority Lenders (on whose behalf the Agent has signed this letter) have agreed to the amendments as set out in the letter above and such amendments shall be binding on all Parties.

/s/ Mats Nilsson	/s/ Klaus Vilsen
Mats Nilsson	Klaus Vilsen
Loan Manager	Nordic Head of Loan Management
For
Danske Bank A/S
as Agent (for and on behalf of the Majority Lenders)

Date: 14 November 2016

[Signature Page to Amendment Letter]